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Exhibit 1

                         BARNETT INC. COMPLETES PURCHASE
                                  OF U.S. LOCK

JACKSONVILLE, FLORIDA - January 7, 1999-- Barnett Inc., (Nasdaq:BNTT) a leading direct marketer and distributor of an extensive line of plumbing, electrical and hardware products to a broad base of customers, announced today that it completed its previously announced acquisition of U.S. Lock from Waxman Industries, Inc. (NYSE:WAX) for approximately $33 million plus the assumption of certain stated liabilities.

U.S. Lock is a leading distributor of security hardware to locksmiths and other security hardware installers, distributing over 8,500 national brand name and private label products through its telesales operations, catalogs and monthly promotional flyers throughout the United States. Bill Pray, President and Chief Executive Officer stated: "We are extremely pleased to add U.S. Lock to our organization. U.S. Lock is a well managed and profitable company that is highly respected throughout the security hardware industry. The acquisition of U.S. Lock is expected to be immediately accretive and we believe the acquisition of U.S. Lock is a good strategic fit for Barnett, combining two direct mail, telesales businesses that have similar business models."

Headquartered in Jacksonville, Florida, Barnett Inc. is a leading direct marketer and distributor of an extensive line of plumbing, electrical and hardware products to approximately 65,000 active customers. The Company markets its products through five distinct comprehensive catalogs supported by a nationwide network of distribution centers and a sophisticated telesales operation.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995. Statements on this Press Release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. Any statements contained herein which are not historical facts or which contain the words expect, believe, anticipate, estimate and similar statements shall be deemed to be forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include general economic and business conditions, changes in customer preferences, competition, changes in business strategy, the management of growth and various other factors as may be detailed from time to time in the Company's SEC reports.






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